Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Fourth Quarter and Full Year 2021

First quarter of positive Adj. OIBDA since 1Q 2020
Centennial, CO - March 3, 2022 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.3% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal fourth quarter and year ended December 30, 2021.

COVID-19 Pandemic and Related Liquidity Measures
By the third quarter of 2021, all of the theaters within the NCM LLC’s network were open and multiple successful major motion pictures were released during the second half of 2021 resulting in the highest theater attendance since the start of the COVID-19 pandemic. The movie slate for 2022 remains packed due to the addition of major motion pictures that have been delayed; however, variants of the COVID-19 virus, including Delta and Omicron, continue to circulate through the United States, and may lead to increased health and safety regulations and restrictions or impact consumer behavior.
Despite the increase in network attendance, in-theater advertising revenue for 2021 remained below historical levels. Given these lower revenue levels and future market uncertainties, the Company continued to manage its liquidity position through various cost-control measures. Since the beginning of the COVID-19 pandemic, NCM LLC has significantly reduced payroll related costs through a combination of temporary furloughs, permanent layoffs and salary reductions. In total, as of today, NCM LLC’s headcount has been reduced by over 40% as compared to headcount levels prior to the COVID-19 pandemic.
NCM LLC’s cash balance as of December 30, 2021 was $58.6 million. Including the $43.9 million at NCM, Inc. the Company had $102.5 million of cash, cash equivalents and investments as of December 30, 2021. As of January 5, 2022, upon the closing of the Company's previously disclosed new $50.0 million revolving debt facility, the Company had $143.1 million ($99.7 million at NCM LLC) of cash on hand. This resulted in a ratings upgrade from S&P. Much of NCM LLC's non-employee related operating cost structure is variable based on the level of advertising revenue and theater attendance. Costs such as theater access fees, network affiliate payments and platinum spot revenue share payments were not incurred during periods when the theaters were closed and were reduced for the period of time that attendance and theatrical release schedules were lower than historical levels. Following the reopening of all of the theaters within our network and the increase in attendance in 2021, these costs increased towards historical levels.
While the COVID-19 pandemic makes it challenging for management to estimate the future performance of our business, particularly over the near to medium term, NCM LLC began to ramp up its business during the second half of 2021 and expects to continue to increase advertising revenues in 2022.
Q4 and Full Year 2021 Results
Total revenue for the fourth quarter ended December 30, 2021 increased 304.5% to $63.5 million as compared to $15.7 million for the comparable quarter last year. Operating income increased 138.5% to operating income of $8.0 million for the fourth quarter of 2021 from operating loss of $20.8 million for the fourth quarter of 2020. Adjusted OIBDA, a non-GAAP measure, increased to positive $18.4 million for the fourth quarter of 2021 from negative $9.9 million for the fourth quarter of 2020. Net income for the fourth quarter of 2021 was $8.6 million, or $0.11 per diluted share, compared to net loss of $35.2 million, or $0.45 per diluted share, for the fourth quarter of 2020. As adjusted to exclude the impact of increasing the valuation allowance against certain of our deferred tax assets, including the resulting re-measurement of the payable to the founding members under the tax receivable agreement and legal fees related to an abandoned financing transaction, net income per share for the fourth quarter of 2021 would have decreased to net loss per share of $0.05 and net loss per share for the fourth quarter of 2020 would have increased to $0.62. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Total revenue for the year ended December 30, 2021 increased 26.8% to $114.6 million from $90.4 million for the year ended December 31, 2020. Operating loss increased 12.5% to $68.6 million for the year ended 2021 from $61.0 million for the year ended 2020. Adjusted OIBDA, a non-GAAP measure, decreased 27.3% to negative $24.7 million for the year ended 2021 from negative $19.4 million for the year ended 2020. Net loss for the year ended 2021 was $48.7 million, or $0.61 per diluted share, compared to net loss of $65.4 million, or $0.84 per diluted share, for the year ended 2020. As adjusted to exclude executive transition costs, legal fees related to an abandoned financing transaction and the impact of increasing the valuation allowance against certain of our deferred tax assets, including the resulting re-measurement of the payable to the founding members under the tax receivable agreement, net loss per share in 2021 would have increased to $0.81 and as adjusted to exclude impairment of long-lived assets and the impact of increasing the valuation allowance against certain of our deferred tax assets, including the resulting re-measurement of the payable to the founding members under the tax receivable agreement, net loss per share in 2020 would have increased to $1.00. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on March 31, 2022 to stockholders of record on March 17, 2022. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.
From the CEO
Commenting on the Company’s 2021 operating results, response to COVID-19, and future outlook, NCM CEO Tom Lesinski said, “NCM finished the year strongly by strengthening our liquidity position and generating positive Adjusted OIBDA in the fourth quarter for the first time in the last six quarters. Given the ongoing recovery in cinema attendance, we are very optimistic about 2022. For the first time since the start of the pandemic, we are starting the year with meaningful upfront bookings, a very strong high-quality film slate for the year and growing consumer demand to return to the theaters as COVID-19 infection levels decrease and mask mandates loosen.”
2022 Outlook
Due to the continued uncertainties related to the COVID-19 pandemic over the near term and the impact of changes in consumer behavior on attendance following the reopening of the theaters, the Company is only providing revenue and Adjusted OIBDA guidance for the first quarter of 2022. The Company expects to earn revenue of $32.0 to $35.0 million and Adjusted OIBDA of negative $7.0 million to negative $4.0 million for the first quarter of 2022.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter and year ended December 30, 2021 were $1.3 million and $1.6 million, respectively, and for the quarter and year ended December 31, 2020 were $0.0 million and $1.4 million, respectively. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties on March 3, 2022 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-866-575-6539 or for international participants 1-323-794-2423. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, March 17, 2022, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 7732517.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with young, diverse audiences through the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie® pre-show is presented exclusively in 50 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,700 screens in over 1,600 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.3% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events and results of operations, including statements concerning the ultimate impact of the COVID-19 pandemic on the Company and future theater attendance levels, among others. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie® pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19) and the success of actions taken to mitigate such situations, vaccine rollouts, vaccine or mask mandates and potential changes to consumer behavior; 3) the availability and predictability of major motion pictures displayed in theaters; 4) increased competition for advertising expenditures; 5) changes to relationships with NCM LLC’s founding members; 6) inability to implement or achieve new revenue opportunities; 7) failure to realize the anticipated benefits of the 2019 amendments to NCM LLC's exhibitor service agreements with Regal and Cinemark; 8) technological changes and innovations; 9) economic conditions, including the level of expenditures on and perception of cinema advertising; 10) our ability to renew or replace expiring advertising and content contracts; 11) reinvestment in our network and product offerings, which may require significant funding and resulting reallocation of resources; 12) fluctuations in operating costs; and 13) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 30, 2021, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which are presented only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ronnie Ng	Amy Tunick
800-844-0935	212-931-8117
investors@ncm.com	amy.tunick@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Revenue	$63.5	$15.7	$114.6	$90.4
OPERATING EXPENSES:
Advertising operating costs	8.5	1.9	18.4	10.3
Network costs	1.7	2.3	7.4	8.6
Theater access fees and revenue share to founding members	20.1	5.1	51.1	24.6
Selling and marketing costs	9.9	9.5	34.7	37.6
Administrative and other costs	6.6	7.9	36.0	30.9
Impairment of long-lived assets	—	—	—	1.7
Depreciation expense	2.5	3.6	10.9	13.1
Amortization of intangibles recorded for network theater screen leases	6.2	6.2	24.7	24.6
Total	55.5	36.5	183.2	151.4
OPERATING INCOME (LOSS)	8.0	(20.8)	(68.6)	(61.0)
NON-OPERATING EXPENSES:
Interest on borrowings	16.6	14.9	64.8	55.8
Interest income	—	—	(0.1)	(0.6)
Loss on early retirement of debt, net	0.4	0.1	1.2	0.4
Gain on re-measurement of the payable to founding members under the tax receivable agreement	(12.9)	(152.0)	(16.1)	(152.7)
Other non-operating (income) loss	(0.1)	0.1	—	0.2
Total	4.0	(136.9)	49.8	(96.9)
INCOME (LOSS) BEFORE INCOME TAXES	4.0	116.1	(118.4)	35.9
Income tax expense	—	169.9	—	162.2
CONSOLIDATED NET INCOME (LOSS)	4.0	(53.8)	(118.4)	(126.3)
Less: Net loss attributable to noncontrolling interests	(4.6)	(18.6)	(69.7)	(60.9)
NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$8.6	$(35.2)	$(48.7)	$(65.4)

NET INCOME (LOSS) PER NCM, INC. COMMON SHARE
Basic	$0.11	$(0.45)	$(0.61)	$(0.84)
Diluted	$0.11	$(0.45)	$(0.61)	$(0.84)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	80,512,875	78,039,589	79,867,332	77,955,675
Diluted	80,512,875	78,039,589	79,867,332	77,955,675

Dividends declared per common share	$0.05	$0.07	$0.20	$0.4

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	December 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$102.5	$181.8
Receivables, net	$53.0	$16.2
Property and equipment, net	$21.3	$27.5
Total assets	$817.4	$886.2
Borrowings, gross	$1,108.0	$1,060.3
Total equity/(deficit)	$(383.5)	$(268.6)
Total liabilities and equity	$817.4	$886.2

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Year Ended
	December 30, 2021	December 31, 2020
Total Screens (100% Digital) at Period End (1)(5)(6)	20,740	20,450
Founding Member Screens at Period End (2)(5)(6)	16,436	16,515

	Quarter Ended		Year Ended
(in millions)	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Total Attendance for Period (3)(5)	112.1	12.4	250.7	138.2
Founding Member Attendance for Period (4)(5)	91.4	9.7	200.7	113.6
Capital Expenditures (7)	$2.1	$3.3	$6.5	$11.2

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total attendance within NCM LLC’s advertising network.
(4)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(5)	Excludes screens and attendance associated with AMC Carmike theaters for each period presented.
(6)	Excludes the temporary theater closures in response to the COVID-19 pandemic.
(7)	Includes certain other implementation costs associated with cloud computing arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Revenue breakout:
National and regional advertising revenue	$50.2	$11.7	$85.7	$66.7
Local advertising revenue	8.2	3.5	17.8	17.5
Total advertising revenue (excluding beverage)	$58.4	$15.2	$103.5	$84.2

Total revenue	$63.5	$15.7	$114.6	$90.4

Per attendee data:
National and regional advertising revenue per attendee	$0.448	$0.944	$0.342	$0.483
Local advertising revenue per attendee	$0.073	$0.282	$0.071	$0.127
Total advertising revenue (excluding beverage) per attendee	$0.521	$1.226	$0.413	$0.609
Total revenue per attendee	$0.566	$1.266	$0.457	$0.654
Total attendance (1)	112.1	12.4	250.7	138.2

Other operating data:
Operating income (loss)	$8.0	$(20.8)	$(68.6)	$(61.0)
Adjusted OIBDA (2)	$18.4	$(9.9)	$(24.7)	$(19.4)
Adjusted OIBDA margin (2)	29.0%	(63.1)%	(21.6)%	(21.5)%

Earnings (loss) per share - basic	$0.11	$(0.45)	$(0.61)	$(0.84)
Earnings (loss) per share - diluted	$0.11	$(0.45)	$(0.61)	$(0.84)

Adjusted loss per share - diluted (2)	$(0.05)	$(0.62)	$(0.81)	$(1.00)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with AMC Carmike theaters for each period presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted loss per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share based compensation cost, executive transition costs, legal fees related to an abandoned financing transaction and impairments of long-lived assets. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, executive turnover, non-recurring legal fees, impairments of long-lived assets, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s amortization of intangibles recorded for network theater screen leases, share based payment costs, costs associated with executive officer transitions, legal fees related to an abandoned financing transaction or impairments of long-lived assets. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The Company has not provided a reconciliation of the forward-looking non-GAAP Adjusted OIBDA measure to forward-looking GAAP operating income due to the inability to predict the amount and timing of impacts outside of the Company’s control, such as the ongoing COVID-19 pandemic, on certain items, including the timing of revenue and charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant and are difficult to reasonably predict. Accordingly, a reconciliation of this non-GAAP measure is not available without unreasonable effort.

The following tables reconcile operating income (loss) to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Operating income (loss)	$8.0	$(20.8)	$(68.6)	$(61.0)
Depreciation expense	2.5	3.6	10.9	13.1
Amortization of intangibles recorded for network theater screen leases	6.2	6.2	24.7	24.6
Share-based compensation costs (1)	1.6	1.1	8.1	2.2
Impairment of long-lived assets (2)	—	—	—	1.7
Legal fees related to abandoned financing transaction (3)	0.1	—	0.1	—
Executive transition costs (4)	—		0.1	—
Adjusted OIBDA	$18.4	$(9.9)	$(24.7)	$(19.4)
Total revenue	$63.5	$15.7	$114.6	$90.4
Adjusted OIBDA margin	29.0%	(63.1)%	(21.6)%	(21.5)%

Adjusted OIBDA	$18.4	$(9.9)	$(24.7)	$(19.4)
Carmike Theaters integration and encumbered theater payments	1.3	—	1.6	1.4
Adjusted OIBDA after integration and encumbered theater payments	$19.7	$(9.9)	$(23.1)	$(18.0)

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Share-based compensation costs included in network costs	$0.1	$0.1	$0.6	$0.2
Share-based compensation costs included in selling and marketing costs	0.4	0.3	1.8	0.8
Share-based compensation costs included in administrative and other costs	1.1	0.7	5.7	1.2
Total share-based compensation costs	$1.6	$1.1	$8.1	$2.2

(2)	The impairment of long-lived assets primarily relates to the write off of certain internally developed software.
(3)	These fees relate to legal costs incurred for advice pertaining to an alternative debt transaction that was abandoned in the fourth quarter of 2021.
(4)	Executive transition costs represent costs associated with the search for a new Company CFO during the third quarter of 2021.

Adjusted Net Loss and Loss per Share
Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude executive transition-related costs, impairment of long-lived asset, legal fees related to an abandoned financing transaction and the impact of increasing the valuation allowance against certain of our deferred tax assets including the resulting re-measurement of the payable to the founding members under the tax receivable agreement. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net loss should not be regarded as an alternative to net loss and should not be regarded as an alternative to loss per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.
The following table reconciles as reported net income and income per share to adjusted net income and income per share excluding the executive transition-related costs, legal fees related to an abandoned financing transaction, the impact of increasing the valuation allowance against certain of our deferred tax assets including the resulting re-measurement of the payable to the founding members under the tax receivable agreement and the impairment of long-lived assets for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Net income (loss) as reported	$8.6	$(35.2)	$(48.7)	$(65.4)
Executive transition costs (1)	—	—	0.1	—
Impairment of long-lived assets (2)	—	—	—	1.7
Legal fees related to abandoned financing transaction (3)	0.1	—	0.1	—
Effect of noncontrolling interests (51.7%, 52.0%, 51.7% and 52.0%, respectively)	(0.1)	—	(0.1)	(0.9)
Effect of provision for income taxes (0.0%, 24.6%, 0.0%, 24.6%, respectively) (4)	—	—	—	(0.2)
Gain on re-measurement of the payable to founding members under the tax receivable agreement (5)	(12.9)	(151.9)	(16.1)	(151.9)
Income tax expense related to re-measurement of deferred tax balances (5)	—	139.0	—	139.0
Net effect of adjusting items	$(12.8)	$(12.9)	$(16.0)	$(12.3)
Diluted net loss excluding adjusting items	$(4.2)	$(48.1)	$(64.7)	$(77.7)

Weighted Average Shares Outstanding as reported:
Diluted	80,512,875	78,039,589	79,867,332	77,955,675

Diluted income (loss) per share as reported	$0.11	$(0.45)	$(0.61)	$(0.84)
Net effect of adjusting items	(0.16)	(0.17)	(0.20)	(0.16)
Diluted loss per share excluding adjusting items	$(0.05)	$(0.62)	$(0.81)	$(1.00)

(1)	Executive transition costs represent costs associated with the search for a new Company CFO during the third quarter of 2021 and are included in administrative expense in the accompanying financial tables.
(2)	The impairment of long-lived assets primarily relates to the write-off of certain internally developed software.
(3)	These fees relate to legal costs incurred for advice pertaining to an alternative debt transaction that was abandoned in the fourth quarter of 2021.
(4)	The rates utilized to tax effect the adjusting items represent the current tax rates for the respective periods.
(5)
The gain on the re-measurement of the payable to the founding members and the income tax expense are related to the decrease in our payable to the founding members under the tax receivable agreement resulting from an increase in the valuation allowance against certain of our deferred tax assets following the determination that as of December 30, 2021 and December 31, 2020 it is more-likely-than-not that these deferred tax assets will be realized prior to expiration.